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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

          We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated August 9, 2004 (except for Note 14, as to which the date is August 18, 2004), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-120723) and related Prospectus of FTD Group, Inc. for the registration of 15,384,615 shares of its common stock.

Ernst & Young LLP

Chicago, Illinois

          The foregoing consent is in the form that will be signed upon the completion of the reverse common stock split described in the "Reverse Stock Split" section of Note 1 to the consolidated financial statements.

/s/ Ernst & Young LLP

Chicago, Illinois
January 21, 2005

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Consent of Independent Registered Public Accounting Firm